UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 20, 2011

Date of Report (Date of earliest event reported)

KONA GRILL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34082	20-0216690
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7150 E. Camelback Road, Suite 220
Scottsdale, Arizona 85251

(Address of principal executive offices) (Zip Code)

(480) 922-8100

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Reference is made to the information set forth under Item 5.02 of this Current Report on Form 8-K. The disclosure contained in Item 5.02 and the information contained in Exhibit 10.29 attached hereto is hereby incorporated by reference in its entirety into this Item 1.01.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 26, 2011, we notified the staff of the NASDAQ Stock Market that Douglas Hipskind resigned from our Board of Directors and as a member of the Audit Committee.  As a result of this resignation, we no longer comply with the requirements in NASDAQ Listing Rule 5605 that the board of directors be comprised of a majority of independent directors and the audit committee composition requirement requiring that the audit committee be comprised of at least three independent directors.

 On October 26, 2011, we received a letter from Nasdaq indicating that the Company no longer complies with Nasdaq's independent director and audit committee requirements as set forth in Listing Rule 5605. Consistent with Listing Rules 5605(b)(1)(A) and 5605(c)(4), Nasdaq has provided the Company a cure period in order to regain compliance until the earlier of the Company’s next annual shareholders’ meeting or October 20, 2012. If the next annual shareholders’ meeting is held before April 23, 2012, then the Company must evidence compliance no later than April 23, 2012. We expect to comply with Nasdaq's independent director and audit committee requirements within the cure period.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Michael Nahkunst

On October 24, 2011, Kona Grill, Inc. (the “Company”) entered into an employment agreement with Michael Nahkunst (the “Employment Agreement”) in connection with his promotion from interim President and Chief Executive Officer to President and Chief Executive Officer of the Company. The terms of Mr. Nahkunst’s Employment Agreement (a copy of which is attached hereto as Exhibit 10.29 and is incorporated herein by reference) include the following:

Term:  Unless earlier terminated as provided therein, the term of the Employment Agreement is three years.  Mr. Nahkunst also agreed that if he is no longer an executive officer of the Company, that he will resign his Board position upon the request of the Board.

Annualized Base Salary:  The annualized base salary shall be $350,000 which may be increased annually by the Board in its sole discretion.

Bonus Incentives:   Mr. Nahkunst will also be eligible to receive an annual incentive bonus for each calendar year at the end of which he remains employed by the Company, including a pro-rata bonus for 2011 (pro-rated from June 3, 2011) and any additional bonuses as determined by the Board in its sole discretion.

Stock Option Grant: Pursuant to a stock option agreement effective as of October 24, 2011, the Company granted Mr. Nahkunst options to purchase 170,000 shares of the Company’s common stock at an exercise price equal to $6.25, the closing sale price of the common stock on the grant date.  The stock option agreement provides for a “cashless exercise” provision.   The options vest 25% each year over four years commencing on the one-year anniversary of the grant date.  Vested stock options may be exercised by Mr. Nahkunst during the term of the Employment Agreement and for three months thereafter except as provided therein for situations relating to termination for cause (option terminates), death or disability (vested portion continues to be exercisable for 12 months).

 Mr. Nahkunst’s stock options also accelerate in the event of a termination without cause or with “Good Reason” as described below.  Finally, In the event of a “Change in Control” event (as defined below), all of Mr. Nahkunst’s unvested stock options will immediately vest and be immediately exercisable.   A “Change in Control” includes (a) merger or sale of substantially all of the assets of the Company and (b) certain transactions where a person or group of persons become the owners of 30% or more of the total combined voting power of the Company’s securities.

Severance Eligibility:  If the Company terminates Mr. Nahkunst’s employment without cause or if Mr. Nahkunst terminates his employment for “Good Reason” he shall be entitled to  a) any base salary earned but unpaid as of the date of termination and any other payments pursuant to other benefit plans, including without limitation medical  and dental benefits and unused vacation; b) six months of base salary and a pro-rata portion of any incentive bonus payable for that year (subject to certain conditions such as entering into a general release with the Company); and c) unvested stock options scheduled to vest over a 12 month period following termination shall be vested and remain exercisable except if any such termination occurs during the first 12 month period of the Employment Agreement, unvested stock options scheduled to vest over a 24 month period following termination shall be vested and remain exercisable.

“Good Reason”  includes (a) any material reduction in the amount or type of compensation paid to Mr. Nahkunst or material reduction in benefits inconsistent with benefit reductions taken by other members of the Company’s senior management; (b) requiring  Mr. Nahkunst to be based in any office or location other than facilities within 50 miles of Phoenix, Arizona after Mr. Nahkunst relocates to the Phoenix area; or (c) any material breach of any contract entered into between Mr. Nahkunst and the Company or an affiliate of the Company, including the Employment Agreement, which is not remedied by the Company.

Resignation of Douglas Hipskind as a Director

Effective October 20, 2011, the Board also accepted the resignation of Douglas Hipskind from the Board. Mr. Hipskind served as the Chairman of the Audit Committee and has been on the Board since 2003.

Appointment of Marcus E. Jundt as Director

On October 25, 2011, the Company announced the appointment of Marcus E. Jundt, age 46, as a member of the Company’s Board as a Class II director, effective October 20, 2011, to fill the vacancy created by Douglas Hipskind’s departure from the Board.

From April 2009 until this most recent appointment to the Board, Mr. Jundt has been involved as an investor in several private enterprises. From June 2004 to April 2009, Mr. Jundt served as a General Partner in Vail Development, LLC, a private holding company for the Four Seasons Hotel in Vail, Colorado. Mr. Jundt has previously served as a member of the Board (from 2000 to 2009), as the Board’s Chairman (from March 2004 to May 2009), and as Chief Executive Officer of the Company (from July 2006 to May 2009). From 1992 to 2006, Mr. Jundt also served as Vice Chairman and President of the investment advisory firm Jundt Associates, Inc.  Mr. Jundt has served as a member of the board of directors of several companies and been an investor in numerous ventures.   Mr. Jundt holds a Bachelor of Science degree from Gonzaga University and an MBA from the J.L. Kellogg Graduate School at Northwestern University.

 During November 2007, a receiver was appointed to administer the assets of Jundt Associates, Inc.  In August of 2011, Mr. Jundt filed for personal bankruptcy in United States Bankruptcy Court for the District of South Dakota.  James Jundt, Marcus Jundt’s father, is also a member of the Company’s Board.

On October 25, 2011, the Company issued a press release announcing Mr. Nahkunst’s status as permanent President and Chief Executive Officer and these developments of the Board, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                  Financial Statements and Exhibits.

(d)   Exhibits.

10.29	Employment Agreement, dated as of October 24, 2011, between the Company and Michael A. Nahkunst

99.1	Press Release dated October 25, 2011 titled “Kona Grill Appoints Michael A. Nahkunst as Permanent President and CEO”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2011	KONA GRILL, INC.

	By:	/s/ Mark S. Robinow
Mark S. Robinow
Executive Vice President, Chief Financial Officer, and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.29	Employment Agreement, dated October 24, 2011, between the Company and Michael A. Nahkunst

99.1	Press Release dated October 25, 2011 titled “Kona Grill Appoints Michael A. Nahkunst as Permanent President and CEO”